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Table of Contents

Filed pursuant to
Rule 424(b)(4)
Commission File No. 333-129127

PROSPECTUS

$300,000,000

Molson Coors Capital Finance ULC

4.85% Senior Notes due 2010

(Fully and unconditionally guaranteed by Molson Coors Brewing Company and certain of its subsidiaries)

        Offer for the outstanding 4.85% Senior Notes due 2010 of Molson Coors Capital Finance ULC, in the aggregate principal amount of $300,000,000 (which we refer to as the "Old Notes") in exchange for up to $300,000,000 in aggregate principal amount of 4.85% Senior Notes due 2010 which have been registered under the Securities Act of 1933, as amended (which we refer to as the "New Notes") upon the terms and conditions set forth in this prospectus.

Terms of the Exchange Offer:

  •
  Expires 5:00 p.m., New York City time, December 5, 2005, unless extended (the "expiration date").

  •
  Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

  •
  We can amend or terminate the exchange offer.

  •
  We will exchange all 4.85% Senior Notes due 2010 that are validly tendered and not validly withdrawn.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

  •
  You may withdraw tendered outstanding Old Notes any time before the expiration of the exchange offer.

Terms of the New Notes:

  •
  The New Notes will be general unsecured senior obligations of Molson Coors Capital Finance ULC.

  •
  The guarantees will be general unsecured senior obligations of the guarantors.

  •
  The New Notes mature on September 22, 2010. The New Notes will bear interest, which will be payable semi-annually in cash, at a rate per annum of 4.85%, on each March 22 and September 22, commencing on March 22, 2006.

  •
  We may redeem the New Notes in whole or in part from time to time. See "Description of New Notes."

  •
  The terms of the New Notes are identical in all material respects to our outstanding Old Notes except for transfer restrictions and registration rights.

        For a discussion of specific risks that you should consider before tendering your outstanding 4.85% Senior Notes due 2010 in the exchange offer, see "Risk Factors" beginning on page 9.

        There is no public market for the Old Notes. However, you may trade the Old Notes in the Private Offering Resale and Trading through Automatic Linkages, or PORTAL™, market.

        Each broker-dealer that receives New Notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with any resales of the New Notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2005

This prospectus incorporates by reference documents that are not presented in this prospectus or delivered with this prospectus. Copies of such documents, other than exhibits that are not specifically incorporated by reference in this prospectus, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to: Molson Coors Brewing Company. You may request these filings at no cost at the following address: 1225 17th Street, Denver, Colorado, U.S.A. 80202, telephone number (303) 277-6661, Attention: Corporate Secretary. PLEASE ALLOW FIVE BUSINESS DAYS FOR DELIVERY.

Table of Contents

Enforceability of Civil Liabilities
Forward-Looking Statements
Trademarks
Summary
Summary of the Exchange Offer
Summary Historical and Pro Forma Financial Data of Molson Coors Brewing Company
Ratio of Earnings To Fixed Charges
Risk Factors
Use of Proceeds
Credit Ratings
The Exchange Offer
Description of the New Notes
Certain Material United States Federal Tax Considerations
Certain Material Canadian Federal Tax Considerations
Plan of Distribution
Certain Benefit Plan Investor Considerations
Legal Matters
Where You Can Find More Information
Incorporation By Reference

        In this prospectus, unless otherwise specified, all dollar amounts are expressed in U.S. dollars.

ENFORCEABILITY OF CIVIL LIABILITIES

        Molson Coors Capital Finance is governed by the laws of Nova Scotia, Canada. Some of its directors, controlling persons and officers, as well as certain of the experts named in this prospectus are residents of Canada or other jurisdictions outside of the United States and all or a substantial portion of their assets and a substantial portion of our assets may be located outside of the United States. Molson Coors Capital Finance has agreed, in accordance with the terms of the indenture under which the notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture or the notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of notes to effect service within the United States upon Molson Coors Capital Finance's directors, controlling persons and officers and the experts named in this prospectus or the documents incorporated by reference herein who are not residents of the United States or to enforce against them in the United States judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws.

i

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference herein, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. From time to time, we may also provide oral or written forward-looking statements in other materials we release to the public. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by forward-looking words such as "expect," "anticipate," "plan," "believe," "seek," "estimate," "outlook," "trends," "future benefits," "strategies," "goals" and similar words. In addition, statements that we make in this prospectus including the documents incorporated by reference herein that are not statements of historical fact may also be forward-looking statements.

        Forward-looking statements are not guarantees of our future performance and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. In particular, our indebtedness could, among other things, hinder our ability to adjust rapidly to changing market conditions, make us more vulnerable in the event of a downturn to our business and place us at a competitive disadvantage relative to less leveraged competitors. You should not place undue reliance on forward-looking statements. We do not promise to notify you if we learn that our assumptions or projections are wrong for any reason. We do not undertake any obligations to update forward-looking statements, whether as a result of new information, future events or otherwise. You should be aware that the factors we discuss in "Risk Factors" and elsewhere in this prospectus could cause our actual results to differ from any forward-looking statements.

ABOUT THIS PROSPECTUS

        Except as otherwise specified, as used in this prospectus, the term "parent" refers to Molson Coors Brewing Company; the terms "Molson Coors," "we," "us," and "our" refer to Molson Coors Brewing Company and its consolidated subsidiaries; and the term "issuer" or "Molson Coors Capital Finance" refers to Molson Coors Capital Finance ULC, an indirect wholly-owned subsidiary of Molson Coors Brewing Company, and the term "subsidiary guarantor" refers to any guarantor of the obligations under the notes other than Molson Coors Brewing Company. Unless otherwise indicated, all references to "Dollars," "U.S. $" and "$" are to United States dollars and all references to "Cdn. $" are to Canadian dollars.

TRADEMARKS

        We own or license all of our trademarks for all of our brands, including Coors Light®, Coors® Original, Coors® Non-Alcoholic, Extra Gold®, Molson Canadian®, Molson Dry®, Zima®, Vibe®, George Killian's® Irish Red™, Keystone®, Blue Moon™, Caffrey's Ale®, Carling®, Grolsch®, Hooch®, Red™, Reef®, Worthington® and Kaiser®. This prospectus and the documents incorporated by reference herein also contain trademarks and trade names of ours and of other companies. All brand names or other trademarks appearing herein and therein are the property of their respective holders.

ii

SUMMARY

        The following summary is qualified in its entirety by reference to the more detailed information and the financial statements appearing elsewhere in or incorporated by reference in this prospectus.

Molson Coors Brewing Company

        Molson Coors Brewing Company is the fifth largest brewer in the world. It sells its products in North America, Europe, Latin America and Asia. Molson Coors is a leading brewer in Canada, the United Kingdom, and the United States. Founded by pioneering families and tracing its roots back to 1786, Molson Coors Brewing Company has 18 breweries and 15,000 employees worldwide. Our brands include Coors Light, Molson Canadian, Carling, Kaiser, Coors, Killian's Irish Red and Zima XXX.

        We have dual principal executive offices located at 1225 17th Street, Denver, Colorado, U.S.A. 80202, telephone number (303) 277-6661, and 1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2R5, telephone number (514) 521-1786.

        Our website address is www.molsoncoors.com. None of the information on our website or accessible through our website constitutes a part of this prospectus.

Molson Coors Capital Finance

        The issuer, Molson Coors Capital Finance, is an unlimited liability company organized under the laws of Nova Scotia, Canada, and was incorporated on December 29, 2004. Molson Coors Capital Finance is an indirect wholly owned subsidiary of Molson Coors Brewing Company. Its direct parent company is Coors Brewing Company International, Inc., a Colorado company. Molson Coors Capital Finance's only operations relate to accessing bank financing and capital markets on our behalf and on behalf of our Canadian subsidiaries. Otherwise, Molson Coors Capital Finance conducts no independent business, offers no products or services and owns no property. Molson Coors Capital Finance's registered head offices are located at 800-1959 Upper Water Street, Halifax, Nova Scotia, B3J 2X2.

        We have not included separate financial statements of Molson Coors Capital Finance in this prospectus as the financial statements of Molson Coors Brewing Company incorporated by reference herein from the parent's Current Report on Form 8-K filed on September 9, 2005 include condensed consolidating financial information of Molson Coors Brewing Company, which presents information with respect to Molson Coors Capital Finance as the issuer along with information of the parent and the subsidiary guarantors.

PURPOSE OF THE EXCHANGE OFFER

        On September 22, 2005, we sold, through a private placement exempt from the registration requirements of the Securities Act, $300,000,000 in aggregate principal amount of our 4.85% Senior Notes due 2010, all of which are eligible to be exchanged for New Notes. We refer to these notes as "Old Notes" in this prospectus.

        Simultaneously with the private placement of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes. Under the registration rights agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed within 120 days and to become effective on or within 180 days of issuance of the Old Notes. We refer to the Notes to be registered under this exchange offer registration statement as "New Notes" and collectively with the Old Notes, we refer to them as the "Notes" in this prospectus. You may exchange your Old Notes for New Notes in this exchange offer. You should read the discussion under the headings "—Summary of the

Exchange Offer," "The Exchange Offer" and "Description of the New Notes" for further information regarding the New Notes.

        We did not register the Old Notes under the Securities Act or any state securities law, nor do we intend to after the exchange offer. As a result, the Old Notes may only be transferred in limited circumstances under the securities laws. If holders of the Old Notes do not exchange their Old Notes in the exchange offer, they lose their right to have the Old Notes registered under the Securities Act, subject to certain limitations. Anyone who still holds Old Notes after the exchange offer may be unable to resell their Old Notes.

SUMMARY OF THE EXCHANGE OFFER

Securities Offered	$300 million principal amount of 4.85% Senior Notes due 2010.
The Exchange Offer
We are offering to exchange the Old Notes for a like principal amount of New Notes. Old Notes may be exchanged only in integral principal at maturity multiples of $1,000. This exchange offer is being made pursuant to a registration rights agreement dated as of September 22, 2005 which granted the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.
Expiration Date; Withdrawal of Tender
The exchange offer will expire at 5:00 p.m. New York City time, on December 5, 2005, or a later time if we choose to extend this exchange offer. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.
Resales	We believe that you can offer for resale, resell and otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if:
• you acquire the New Notes in the ordinary course of business:
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;
• you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act; and
• you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any New Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Each broker-dealer acquiring New Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any New Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the New Notes issued in the exchange offer.
Conditions to the Exchange Offer
Our obligation to accept for exchange, or to issue the New Notes in exchange for, any Old Notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes
The Old Notes were issued as global securities and were deposited upon issuance with TD Banknorth, National Association which issued uncertificated depository interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depository Trust Company.

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in the Depository Trust Company, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by The Depository Trust Company.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the BLUE-colored "Letter of Transmittal" that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under "The Exchange Offer." Your outstanding Old Notes must be tendered in multiples of $1,000.

A timely confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent's account at The Depository Trust Company, under the procedures described in this prospectus under the heading "The Exchange Offer" must be received by the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.
United States Federal Income Tax Considerations
The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States Federal Income Tax Purposes. See "Certain U.S. Federal Income Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Exchange Agent	TD Banknorth, National Association is serving as the exchange agent for the exchange offer.
PORTAL Market	There is no public market for the Old Notes. However, you may trade the Old Notes in the Private Offering Resale and Trading through Automatic Linkages, or PORTAL™, market.
Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

TERMS OF THE NEW NOTES

        Please refer to "Description of the New Notes" in this prospectus for more information about the New Notes. All references to "notes" are to the New Notes.

Issuer	Molson Coors Capital Finance, an unlimited liability company organized under the laws of Nova Scotia, Canada.
Securities Offered	$300 million in principal amount of 4.85% senior notes due September 22, 2010.
Maturity	September 22, 2010.
Interest Payment Dates	March 22 and September 22, commencing March 22, 2006.
Denominations	The notes will be issued in denominations of $1,000 and integral multiples of $1,000.
Guarantees
The notes will be fully and unconditionally guaranteed on a joint and several basis by the issuer's parent, Molson Coors Brewing Company, a Delaware corporation, and certain of its existing and future U.S. subsidiaries.
Ranking
The notes and guarantees will be senior unsecured obligations of the issuer and the guarantors, respectively, and will rank equally with all of the issuer's and guarantors' other unsecured and unsubordinated indebtedness.
Optional Redemption	The issuer may redeem the notes, in whole at any time or in part from time to time, at the redemption price described under "Description of the New Notes—Optional Redemption."
Redemption for Tax Reasons
Subject to the conditions described herein, if, as a result of a change in or amendment to law or any official position with respect thereto, the issuer has become or would become obligated to pay Additional Amounts (as defined in "Description of the New Notes—Payment of Additional Amounts"), the issuer may redeem the notes in whole but not in part at a price equal to the principal amount of the notes, together with accrued but unpaid interest.
Covenants
The issuer will issue the notes under an indenture, with The Canada Trust Company and TD Banknorth, National Association as co-trustees (collectively, the "trustee"). The indenture, among other things, restricts the ability of the parent, the issuer and the parent's "restricted subsidiaries," as that term is defined in the indenture, to:

•
incur indebtedness for borrowed money or evidenced by notes or similar instruments secured by mortgages, directly or indirectly, on any principal brewery, manufacturing, processing or packaging plant or warehouse located in the United States or Canada unless the notes are secured equally and ratably with, or prior to, that indebtedness; and
•
enter into specified sale and leaseback transactions with respect to any principal brewery, manufacturing, processing or packaging plant or warehouse located in the United States or Canada unless the proceeds from those transactions are applied to repay indebtedness or to make expenditures for the expansion, construction or acquisition of such a plant or warehouse.

These covenants are subject to a number of exceptions and limitations, including exceptions for transactions that, taken together, do not aggregate to more than 15% of our "consolidated net tangible assets," as that term is defined in "Description of the New Notes—Certain Definitions." You should carefully review the information under "Description of the New Notes—Certain Restrictions."
Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.
Additional Securities
Under the indenture we may, without the consent of the holders of the notes, "reopen" a series of notes and issue additional notes from time to time in the future. The notes offered by this prospectus, the Old Notes, the notes issued in the concurrent offering in Canada of 5.00% senior notes due 2015 by Molson Coors Capital Finance (the "Concurrent Offering") (and the notes issued in exchange therefor), and any additional notes we may issue in the future upon such a reopening will be treated as a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for the holders of notes to vote or take any other action as a single class, the notes, the Old Notes, the notes issued in the Concurrent Offering (and the notes issued in exchange therefor), and any additional notes that we may issue by reopening the series, will vote or take action as a single class.
Book-Entry, Clearance and Settlement
The notes will be represented by one or more book-entry certificates registered in the name of Cede & Co., a nominee for The Depository Trust Company ("DTC"). You will hold beneficial interests in the notes through DTC and its participants, and DTC and its indirect and direct participants will record your beneficial interest on their books. We will not issue certificates to individual holders of notes except under limited circumstances explained in "Description of the New Notes—Book-Entry, Clearance and Settlement." Settlement of the notes will occur through DTC in same day funds.
Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Sinking Fund	There is no sinking fund for the notes.
Trustee and Paying Agent	TD Banknorth, National Association.
Absence of a Public Market for the Notes
We do not intend to list the Old Notes or New Notes on any stock exchange. The Old Notes and, if issued, the New Notes, will be a new issue of securities for which there is no established market. Accordingly, there can be no assurance that a market for the Old Notes or, if issued, the New Notes, will develop or as to the liquidity of any market that may develop. The initial purchasers have advised us that they currently intend to make a market in the Old Notes and, if issued, the New Notes. However, they are not obligated to do so, and any market making with respect to the Old Notes or the New Notes may be discontinued without notice.
Risk Factors	Investing in the notes involves risks. See "Risk Factors" on page 9 of this prospectus.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
OF MOLSON COORS BREWING COMPANY

        The following table presents summary financial and other data with respect to Molson Coors Brewing Company and has been derived from (i) the audited consolidated financial statements of Molson Coors Brewing Company as of and for the three fiscal years ended December 26, 2004, (ii) our unaudited consolidated financial statements for the three and six month periods ended June 26, 2005 and June 27, 2004, and (iii) the unaudited pro forma condensed combined financial statements giving effect to the merger of Adolph Coors Company with Molson Inc. to form Molson Coors Brewing Company, all of which are included in our Current Report on Form 8-K dated September 9, 2005 which is incorporated by reference herein. The unaudited pro forma condensed combined financial information does not purport to represent what our actual results would have been had the events assumed therein in fact occurred on the dates assumed, nor is it necessarily indicative of our future combined operating results or combined financial position. The information set forth below should be read together with the other information contained herein and in the documents incorporated by reference herein.

        The pro forma data for the year ended December 26, 2004 were prepared as though the merger took place on December 29, 2003. The pro forma data for the twenty-six weeks ended June 26, 2005 were prepared as though the merger took place on December 27, 2004.

        All amounts are in millions of United States Dollars.

	Year Ended				Twenty-six Weeks Ended
	2002(a)	2003(a)	2004(a)	Pro Forma 2004	June 27, 2004(a)	June 26, 2005(a)	Pro Forma June 26, 2005
Consolidated Statement of Operations Data:
Sales	$4,956.9	$5,387.2	$5,819.7	$8,378.2	$2,785.0	$3,627.5	$3,923.4
Excise taxes	(1,180.6)	(1,387.1)	(1,513.9)	(2,243.9)	(710.8)	(952.1)	(1,067.8)

Net sales	3,776.3	4,000.1	4,305.8	6,134.3	2,074.2	2,675.4	2,855.6
Cost of goods sold	(2,414.5)	(2,586.8)	(2,741.7)	(3,785.3)	(1,314.8)	(1,640.3)	(1,726.4)

Gross profit	1,361.8	1,413.3	1,564.1	2,349.0	759.4	1,035.1	1,129.2
Other operating expenses:
Marketing, general and administrative	(1,057.2)	(1,105.9)	(1,223.2)	(1,726.1)	(605.8)	(819.7)	(903.7)
Special (charges)—credits	(6.3)	—	7.5	(189.0)	—	(128.4)	(171.5)

Total other operating expenses	(1,063.5)	(1,105.9)	(1,215.7)	(1,915.1)	(605.8)	(948.1)	(1,075.2)

Operating income	298.3	307.4	348.4	433.9	153.6	87.0	54.0
Interest expense—net	(49.7)	(62.0)	(53.2)	(149.3)	(28.6)	(61.8)	(76.7)
Other income (expense)—net	8.0	8.4	12.9	13.5	—	(3.0)	(2.7)

Income (loss) before income taxes	256.6	253.8	308.1	298.1	125.0	22.2	(25.4)
Income tax expense	(94.9)	(79.2)	(95.2)	(133.7)	(40.2)	(21.7)	(28.6)

Income (loss) before minority interests	161.7	174.6	212.9	164.4	84.8	0.5	(54.0)
Minority interests	—	—	(16.2)	39.9	(7.9)	3.9	12.4

Net income (loss)	$161.7	$174.6	$196.7	$204.3	$76.9	$4.4	$(41.6)

	Dec. 29, 2002(b)	Dec. 28, 2003(b)	Dec. 26, 2004(b)	June 27, 2004(b)	June 26, 2005
Consolidated Balance Sheet Data (end of period):
Cash and cash equivalents and short-term and long-term marketable securities	$59.2	$19.4	$123.0	$36.2	$45.4
Working capital	(94.0)	(54.9)	91.3	(47.4)	(984.3)
Properties, net	1,380.2	1,450.8	1,445.6	1,411.0	2,513.2
Total assets	4,297.4	4,444.7	4,657.5	4,532.0	11,894.7
Long-term debt, including current portion	1,425.8	1,229.7	919.7	1,142.1	1,722.1
Other long-term liabilities	784.3	883.8	948.9	969.2	2,434.3
Stockholders' equity	981.9	1,267.4	1,601.2	1,425.4	5,115.8
Cash Flow Data:
Cash provided by (used in) operations	$245.0	$528.8	$499.9	151.2	(125.4)
Cash used in investing activities	(1,570.8)	(214.6)	(67.4)	(5.9)	(94.4)
Cash provided by (used in) financing activities	1,291.7	(357.4)	(335.7)	(130.3)	147.1
Other Information:
Barrels of malt beverages sold (in millions)	31,841	32,735	32,703	15,860	20,893
Capital expenditures	$246.8	$240.5	$211.5	$75.2	$147.6
Total debt to total capitalization	60.9%	49.7%	36.8%	44.5%	34.8%

(a)
Does not include Molson Inc. results prior to February 9, 2005.

(b)
Does not include Molson Inc. balances.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for the fifty-two weeks and twenty-six weeks ended June 26, 2005 and for each of the years in the five-year period ended December 26, 2004:

	For the Twenty-six Weeks Ended		Year Ended
	June 26, 2005(b) (pro forma)	June 26, 2005 (actual)	2004(b) (pro forma)	2004 (actual)	2003	2002	2001(a)	2000(a)
Ratio of Earnings to Fixed Charges	—	1.4	2.4	4.8	3.9	4.2	16.3	14.8

(a)
Ratios prior to the purchase of Coors Brewers Limited and the issuance of $850 million of notes by Coors Brewing Company in 2002.

(b)
Assumes issuance of $300,000,000 in aggregate principal amount of the notes and Cdn.$900,000,000 in aggregate principal amount of notes under the Concurrent Offering (and the notes issued in exchange therefor) as of the beginning of periods presented.

        For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings from continuing operations before income taxes, excluding undistributed earnings (loss) from equity investees, and fixed charges, excluding amortization of capitalized interest and preferred security dividend requirements of consolidated subsidiaries. "Fixed charges" consists of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries and capitalized interest. Earnings were inadequate to cover fixed charges by $21.3 million for the twenty-six week pro forma period ended June 26, 2005. Molson Inc.'s results for the period beginning February 9, 2005 are included in the ratio for the twenty-six weeks ended June 26, 2005.

RISK FACTORS

        Investing in the notes involves risks. Before making an investment decision, you should carefully consider the following risk factors as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risk Factors Relating to Our Business

Because we will continue to face intense global competition, operating results may be negatively impacted.

        The brewing industry is highly competitive and requires substantial human and capital resources. Competition in our various markets could cause us to reduce prices, increase capital and other expenditures or lose market share, any of which could have a material adverse effect on our business and financial results. In addition, in some of our markets, our primary competitors have substantially greater financial, marketing, production and distribution resources than we will have. In all of the markets where we will operate, aggressive marketing strategies by our main competitors could adversely affect our financial results. In addition, industry trends indicate increased consumer preference for lower priced, value segment beer brands, which could result in loss of volume or operating margins.

Changes in tax, environmental or other regulations or failure to comply with existing licensing, trade and other regulations could have a material adverse effect on our financial condition.

        Our business is regulated by federal, state, provincial and local laws and regulations in various countries regarding such matters as licensing requirements, trade and pricing practices, labelling, advertising, promotion and marketing practices, relationships with distributors, environmental and other matters. Failure to comply with these laws and regulations could result in the loss, revocation or suspension of our licenses, permits or approvals. In addition, changes in tax, environmental or any other laws or regulations could have a material adverse effect on our business, financial condition and results of operations.

We have indebtedness that is substantial in relation to our stockholders' equity.

        As of September 25, 2005, we had approximately $2.7 billion in debt. As a result, a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt. If our financial and operating performance is insufficient to generate sufficient cash flow for all of our activities, our operations could be negatively impacted. Our substantial indebtedness could hinder our ability to adjust to rapid changes in market conditions or to respond to competitive pressures.

We are subject to fluctuations in foreign exchange rates, most significantly the British pound and the Canadian dollar.

        We hold assets and incur liabilities, earn revenues and pay expenses in different currencies in addition to the U.S. dollar, most significantly, in Canadian dollars and British pounds. Subsequent to the merger with Molson Inc., we have significantly more foreign currency exposure to the Canadian dollar and the Brazilian Reais. Since our financial statements are presented in U.S. dollars, we must translate our assets, liabilities, income and expenses into U.S. dollars at current exchange rates. Increases and decreases in the value of the U.S. dollar will affect, perhaps negatively, the value of these items in our financial statements, even if their value has not changed in their original currency.

Our operations face significant commodity price change and foreign exchange rate exposure which could materially and adversely affect our operating results.

        Molson Coors uses a large volume of agricultural and other raw materials to produce its products, including malt, hops and water. The supply and price of these raw materials can be affected by a number of factors beyond our control, including frosts, droughts and other weather conditions, economic factors affecting growth decisions, plant diseases and theft. To the extent any of the foregoing factors affect the prices of ingredients, our results of operations could be materially and adversely impacted. In addition, in Brazil agricultural and other raw materials are priced based on the U.S. dollar and, since our sales in Brazil are made in local currency, fluctuations in the exchange rate between the U.S. dollar and the Brazilian Reais may negatively impact our earnings in Brazil. We have active hedging programs to address commodity price and foreign exchange rate changes. However, to the extent we fail to adequately manage the foregoing risks, including if our hedging arrangements do not effectively or completely hedge changes in foreign currency rates or commodity price risks, our results of operations may be negatively impacted.

We rely on a small number of suppliers to obtain the packaging and raw materials we need to operate our business.

        For our U.S. business, we purchase most of our paperboard and container supplies from a single supplier or a small number of suppliers. This packaging is unique to us and is not produced by any other supplier. Additionally, we are contractually obligated to purchase substantially all our can and bottle needs in the United States from our container joint ventures or from our partners in those ventures, Ball Corporation and Owens-Brockway Glass Container, Inc. Consolidation of the glass bottle industry in North America has reduced local supply alternatives and increased risks of glass bottle supply disruptions. Coors Brewers Limited ("CBL"), our British subsidiary, has only a single source for its can supply. The inability of any of these suppliers to meet our production requirements without sufficient time to develop an alternative source could have a material adverse effect on our business. The supply and price of raw materials used to produce our products can be affected by a number of factors beyond our control, including frosts, droughts and other weather conditions, economic factors affecting growth decisions, various plant diseases and pests. To the extent that any of the foregoing affects the ingredients used to produce our products, our results of operations could be materially and adversely affected.

Our success depends largely on the success of three primary products, one each in Canada, the United States and the United Kingdom; the failure or weakening of one or more could materially adversely affect our financial results.

        Although we currently have 14 products in our U.S. portfolio, Coors Light represented more than 51% of our Americas sales volume for 2004. Carling lager is the best-selling brand in the United Kingdom and represented approximately 75% of CBL sales volume in 2004. The Molson Canadian brand represented 25% of Molson Inc.'s sales volume for the nine-months ended December 2004. Consequently, any material shift in consumer preferences away from these brands may have a disproportionately large negative impact on our business.

The loss of one or more of our licensing, distribution or other arrangements in Canada, Brazil or the U.K. could have a material adverse effect on the results of one or more reporting segments.

        We manufacture and/or distribute products of other beverage companies, including those of one or more competitors, through various licensing, distribution or other arrangements in Canada, Brazil and the U.K. The loss of one or more of these arrangements could have a material adverse effect on the results of one or more reporting segments.

If the contract we have with our current information technology service provider fails, we could experience significant disruption in our business.

        We rely exclusively on one information technology services provider for our network, help desk, hardware, and software configuration, both at Coors Brewing Company and CBL. If the service provider fails and we are unable to find a suitable replacement in a timely manner, we could be unable to properly administer our information technology systems in these two subsidiaries.

We are and will continue to be subject to various contingent tax, environmental and other liabilities and our reserves for those liabilities may not be sufficient.

        If actual costs for these contingent liabilities are higher than expected, we could be required to accrue for additional costs. In the course of our respective businesses, we are subject to various litigation claims and other contingent liabilities. These include, among others, (i) claims asserted against our subsidiary, Cervejarias Kaiser Brasil S.A., ("Kaiser") by Brazilian tax authorities, including claims for income taxes, federal excise taxes, value-added tax, revenue taxes (PIS/federal unemployment insurance contribution) and federal social security tax, (ii) claims by the U.S. Environmental Protection Agency that we are a potentially responsible party at the Lowry Superfund Site, and (iii) various other legal claims arising in the ordinary course of our businesses. While we have estimated and accrued for costs expected to be incurred in connection with our contingent liabilities, if actual costs are higher than expected, we could be required to accrue for additional costs and make additional cash payments.

Litigation directed at the alcohol beverage industry may adversely affect our sales volumes and our business.

        Molson Coors and many other brewers and distilled spirits manufacturers have been sued in several courts regarding advertising practices and underage consumption. The suits allege that each defendant intentionally marketed its products to "children and other underage consumers." In essence, each suit seeks, on behalf of an undefined class of parents and guardians, an injunction and unspecified money damages. We will vigorously defend these lawsuits and it is not possible at this time to estimate the possible loss or range of loss, if any, in these lawsuits.

We are highly dependent on independent distributors in the United States and Brazil to sell our products.

        We sell all of our products in the United States to distributors for resale to retail outlets. Some of our distributors are at a competitive disadvantage because they are smaller than the largest distributors in their markets. Our distributors also sell products that compete with our products. These distributors may give our competitors' products higher priority, thereby reducing sales of our products. In addition, the regulatory environment of many states makes it very difficult to change distributors. Consequently, if we are not allowed or are unable to replace unproductive or inefficient distributors, our business, financial position, and results of operation may be adversely affected. In addition, we are highly dependent upon Coca-Cola franchise bottlers and distributors in Brazil to sell and deliver our products, with no assurance that those distributors will effectively sell our products.

We have recently incurred losses in our Brazilian operations, recorded restructuring and impairment charges, and could suffer further charges as a result of the Brazilian operations, which could have a material adverse effect on our combined results of operations.

        Our Brazilian operations incurred losses in the calendar year ended December 31, 2004 and the first half of 2005. These losses were a function of the current period costs associated with plans to significantly grow volumes and regain market share associated with the sales centers put in place during the last nine months in Brazil. In light of the continuing challenges presented by the Brazilian beer market, Molson Inc. recorded restructuring and impairment charges in this business prior to the merger. Our Brazilian operations may continue to incur losses and further impairment charges could be required, which could have a material adverse effect on our combined results of operations. Claims from Brazilian tax authorities, uncertainties in the Brazilian political situation, and the fiscal needs of the federal and provincial governments of Brazil, create inherent uncertainties with respect to the disposition of Kaiser's tax liabilities.

We may be required to exercise control over the entity that owns the entertainment business and the Montréal Canadiens pursuant to the undertakings given to its lenders.

        On July 25, 2001, Molson Inc. sold the entertainment business operated in the Bell Centre in Montréal and the Montréal Canadiens hockey team, which has been financially adversely affected as a result of the National Hockey League work stoppage. As part of the sale transaction, Molson agreed to, among other things, give a guarantee to the team's lenders for loans which as of March 31, 2004 were in the amount of Cdn.$92 million.

        In addition, Molson Inc. is the guarantor of the 99-year lease arrangements on the Bell Centre related to the land on which the Bell Centre is located. The amount of lease payments varies based on prevailing interest rates and changes in the Consumer Price Index. In Molson Inc.'s fiscal year ended March 31, 2004, the payments under the lease made by the purchaser totalled Cdn.$3.2 million.

        If the purchaser is unable to meet its obligations, Molson Inc. will exercise control over the entities that own the entertainment business and the Montréal Canadiens and make required payments and fund cash flow deficiencies, which could have a material adverse effect on our liquidity position and our combined results of operations as we may be required to include these entities in our consolidated financial statements.

Consolidation of pubs and growth in the size of pub chains in the United Kingdom could result in less ability to achieve pricing.

        The trend toward consolidation of pubs, away from independent pub and club operations, is continuing in the United Kingdom. These larger entities have stronger price negotiating power, which could impact CBL's ability to obtain favorable pricing in on-trade (due to spillover effect of reduced negotiating leverage) and could reduce our revenues and profit margins. In addition, these larger customers are beginning to purchase directly more of the products that, in the past, we have provided as part of our factored business. This consolidation could impact us negatively.

Due to a high concentration of unionized workers in the United Kingdom, we could be significantly affected by labor strikes, work stoppages or other employee-related issues.

        Approximately 27% of CBL's total workforce is represented by trade unions. Although we believe relations with our employees are good, more stringent labor laws in the United Kingdom expose us to a greater risk of loss should we experience labor disruptions.

Our primary production facilities in Europe are located at a single site, so we could be more vulnerable than our competitors to transportation disruptions, fuel increases and natural disasters.

        Our primary production facility in Europe is located in Burton-on-Trent, England, where we brew and package approximately two-thirds of our products sold in the Europe business. While our Europe business operations remain centralized, our competitors have multiple geographically dispersed breweries and packaging facilities. As a result, we must ship our products greater distances than some of our competitors, making us more vulnerable to fluctuations in costs such as fuel or packaging costs.

We depend exclusively on one logistics provider in England, Wales and Scotland for distribution of our CBL products.

        We are involved in a joint venture with Exel Logistics called Tradeteam. Tradeteam handles all of the physical distribution for CBL in England, Wales and Scotland, except where a different distribution system is requested by a customer. If Tradeteam were unable to continue distribution of our product and we were unable to find a suitable replacement in a timely manner, we could experience significant disruptions in our business that could have a negative impact on our operations.

We may not realize the cost savings and other benefits we currently anticipate due to challenges associated with integrating the operations, technologies, sales and other aspects of the business of Molson and Coors.

        Our success will be dependent in large part on the success of our management in integrating the operations, technologies and personnel of Molson Inc. and Adolph Coors Company. If we fail to meet the challenges involved in successfully integrating the operations or otherwise fail to realize any of the anticipated benefits of the merger transaction, including the estimated cost savings of approximately $50 million, $40 million and $85 million in the first, second and third years, respectively, following the merger, and, thereafter, approximately $175 million annually, our results of operations could be impaired. In addition, the overall integration of the two companies may result in unanticipated operations problems, expenses and liabilities, and diversion of management's attention.

Loss of key members of management could negatively affect our ability to successfully integrate or successfully operate our business.

        Certain executive officers and certain other members of management of the former Adolph Coors Company and Molson Inc. have left employment with Molson Coors subsequent to the merger. Loss of these officers and members of management could have an adverse impact on our ability to successfully combine, integrate or operate our businesses.

If Pentland Securities (1982) Inc. and the Adolph Coors Jr. Trust dated September 12, 1969 do not agree on a matter submitted to stockholders, generally the matter will not be approved, even if beneficial to us or favored by other stockholders.

        Pentland and the Coors Trust, which together control more than two-thirds of our Class A common and exchangeable stock, are parties to voting trust agreements through which they have combined their voting power over the shares of our Class A common stock and the Class A exchangeable shares that they own. However, in the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A common stock and Class A exchangeable stock deposited in the voting trusts against the matter. There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these stockholders. Therefore, if either Pentland or the Coors Trust is unwilling to vote in favor of a transaction that is subject to a stockholder vote, we may be unable to complete the transaction even if our board, management or other stockholders believe the transaction is beneficial for Molson Coors.

Risks Relating to the Notes

The notes will not be guaranteed by all of our subsidiaries and will be structurally subordinated to the debt of our non-guarantor subsidiaries, which means that creditors of these non-guarantor subsidiaries will be paid from the assets of those entities before holders of the notes would have any claims to those assets.

        Although the notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of our existing and future United States subsidiaries, they will not be guaranteed by our other subsidiaries outside the United States. The notes will be effectively subordinated to all debt and other liabilities, including trade debt and preferred share claims, of our non-guarantor subsidiaries. In addition, although they will not guarantee the notes, these non-guarantor subsidiaries may partially guarantee our obligations under the revolving credit facility to the extent the guarantee would not constitute a fraudulent conveyance, result in adverse tax consequences to us or violate applicable local law.

        As of September 25, 2005, our non-guarantor subsidiaries had outstanding approximately $500 million of debt, accounts payable and other accrued liabilities. Our non-guarantor subsidiaries, before intercompany eliminations, contributed 47.4% of our net sales and 36.9% of our operating income for the 12 months ended December 26, 2004, 57.5% of our net sales and 72.4% of our operating income, and represented 49.3% of our total assets for the twenty-six week period ended and as of June 26, 2005, respectively. To the extent we expand our operations outside of the subsidiary guarantors, a larger percentage of our consolidated assets, revenue and operating income may be derived from non-guarantor subsidiaries. Our ability to repatriate cash from our subsidiaries may be limited by jurisdictional legal rights, and amounts which we are able to repatriate may be subject to additional taxes.

Changes in our creditworthiness or our credit ratings may affect the market price or value and the liquidity of the notes.

        Our perceived creditworthiness and changes in credit ratings of the notes may affect the market price or value and the liquidity of the notes. In addition, negative changes in our credit rating may affect the credit ratings of the notes.

Because there is no public market for the New Notes, you may not be able to sell your New Notes.

        The New Notes will be registered under the Securities Act of 1933, as amended, or the Securities Act, but will constitute a new issue of securities, and uncertainty exists with regard to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their New Notes; or

  •
  the price at which the holders would be able to sell their New Notes.

        The New Notes might trade a higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

        Any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market might not exist for the New Notes and any trading market that does develop might not be liquid.

        In addition, any holder of Old Notes who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your Old Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will issue New Notes pursuant to this exchange offer only after a timely receipt of your Old Notes (including timely notation in book-entry form). Therefore, if you want to tender your Old Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Old Notes by the expiration date of the exchange offer, we will not accept your Old Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. If there are defects or irregularities with respect to your tender of Old Notes, we may not accept your Old Notes for exchange.

If you do not exchange your Old Notes, your Old Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Old Notes.

        We did not register the Old Notes, nor do we intend to do so following the exchange offer. The Old Notes that are not tendered will, therefore, continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Old Notes, you will be subject to existing transfer restrictions. As a result, if you hold Old Notes after the exchange offer, you may be unable to sell your Old Notes. If a large number of outstanding Old Notes are exchanged for New Notes issued in the exchange offer, it may be difficult for holders of outstanding Old Notes that are not exchanged in the exchange offer to sell their Old Notes, since those Old Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of Old Notes outstanding, there may not be a very liquid market in those Old Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

If you exchange your Old Notes, you may not be able to resell the New Notes you receive in the exchange offer without registering them and delivering a prospectus.

        You may not be able to resell New Notes you receive in the exchange offer without registering those New Notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to New Notes issued in the exchange offer, that:

  •
  holders who are not "affiliates" of ours within the meaning of Rule 405 of the Securities Act;

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  holders who acquire their New Notes in the ordinary course of business;

  •
  holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the New Notes; and

  •
  are not broker-dealers

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

        Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and will have to register the New Notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with any resale of New Notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding New Notes in market-making activities or other trading activities and must deliver a prospectus when they resell New Notes they acquire in the exchange offer in order not to be deemed an underwriter.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

CREDIT RATINGS

        The notes have been assigned a rating of "BBB high" by Dominion Bond Rating Service Limited ("DBRS"), a rating of "Baa2" by Moody's Investors Service, Inc. ("Moody's") and a rating of "BBB" by Standard & Poor's ("S&P"). Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities.

        The "BBB high" rating assigned to the notes by DBRS is the fourth highest rating of DBRS's 10 rating categories, ranging from "AAA" to "D." DBRS also uses "high" and "low" grades to indicate the relative standing of credit within a particular rating category; a debt that has neither of these "high" or "low" grades is in the middle of the rating category. The presence of the "high" designation in respect of the notes indicates that their rating is the highest of the "BBB" rating category.

        Moody's has 9 rating categories, ranging from "AAA" to "C" and applies numerical modifiers 1, 2 and 3 in certain of its rating categories to indicate whether the securities being rated rank in the high, mid or low-range of a particular rating category. The "Baa2" rating assigned to the notes by Moody's indicates that the notes rank in the mid range of Moody's fourth highest rating category.

        The "BBB" rating by S&P is the fourth highest of 10 ratings categories granted by S&P generally. S&P regards an insurer rated "BBB" or higher as having financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments.

        The credit ratings assigned to the notes are not recommendations to purchase, hold or sell the notes inasmuch as such ratings do not comment as to market price of the notes or their suitability for a particular investor. There is no assurance that these ratings will remain in effect for any given period of time or that the ratings will not be revised or withdrawn entirely in the future by the respective rating organizations if in their judgment circumstances so warrant.

        The credit ratings assigned to the notes may not reflect the potential impact of all risks related to structure and other factors on the value of the notes. In addition, real or anticipated changes in the credit ratings assigned to the notes will generally affect the market value of the notes. See "Risk Factors."

THE EXCHANGE OFFER

Terms Of The Exchange Offer; Period For Tendering Outstanding Old Notes

        We will accept any validly tendered Old Notes that you do not withdraw before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 of principal amount of New Notes in exchange for each $1,000 principal amount of your outstanding Old Notes. You may tender some or all of your Old Notes in the exchange offer.

        The form and terms of the New Notes are the same as the form and terms of the outstanding Old Notes except that:

          (1)   the New Notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

          (2)   the New Notes being issued in the exchange offer will not contain the registration rights and additional interest provisions contained in the outstanding Old Notes; and

          (3)   interest on the New Notes will accrue from the last interest date on which interest was paid on your Old Notes.

        Outstanding Old Notes that we accept for exchange will not accrue interest after we complete the exchange offer.

        The exchange offer will expire at 5:00 p.m., New York City time, on December 5, 2005, unless we extend it. If we extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

          (1)   to extend the exchange offer;

          (2)   to terminate the exchange offer and not accept any Old Notes for exchange if any of the conditions have not been satisfied; or

          (3)   to amend the exchange offer in any manner provided, however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary to keep the exchange offer open for at least five business days after such amendment or waiver.

        We will promptly give written notice of any extension, delay, non-acceptance, termination or amendment. We will also file a post-effective amendment with the Commission if we amend the terms of the exchange offer.

        If we extend the exchange offer, Old Notes that you have previously tendered will still be subject to the exchange offer and we may accept them. We will promptly return your Old Notes if we do not accept them for exchange for any reason without expense to you after the exchange offer expires or terminates.

Procedures For Tendering Old Notes

        Since the Old Notes are represented by global book-entry notes, The Depositary Trust Company or DTC, as depositary, or its nominee is treated as the registered holder of the notes and will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Old Notes to tender your notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

        The BLUE-colored "Letter of Transmittal" that may accompany this prospectus may be used by you to give such instructions. YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR NOTES TO DETERMINE THE PREFERRED PROCEDURE.

        IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON DECEMBER 5, 2005.

        You may tender some or all of your Old Notes in this exchange offer. However, notes may be tendered only in integral multiples of $1,000.

        When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

        The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

        We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our determination will be final and binding on you. We reserve the absolute right to:

          (1)   reject any and all tenders of any particular Old Note not properly tendered;

          (2)   refuse to accept any Old Note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

          (3)   waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note before the expiration of the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Deemed Representations

        To participate in the exchange offer, we require that you represent to us that:

          (1)   you or any other person acquiring New Notes for your outstanding Old Notes in the exchange offer is acquiring them in the ordinary course of business;

          (2)   if neither you nor any other person acquiring New Notes in exchange for your outstanding Old Notes is a broker-dealer, such person does not engage in or intend to engage in a distribution of the New Notes issued in the exchange offer;

          (3)   neither you nor any other person acquiring New Notes in exchange for your outstanding Old Notes has an arrangement or understanding with any person to participate in the distribution of New Notes issued in the exchange offer;

          (4)   neither you nor any other person acquiring New Notes in exchange for your outstanding Old Notes is our "affiliate" as defined under Rule 405 of the Securities Act or, if you or any other person is such affiliate, such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

          (5)   if you or another person acquiring New Notes for your outstanding Old Notes is a broker-dealer, and acquired the Old Notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of your New Notes; and

          (6)   if you or another person acquiring New Notes for your outstanding Old Notes is a non-U.S. holder of notes, you acknowledge that your participation in the exchange offer does not violate any applicable non-U.S. securities laws and that you are able to receive the New Notes on a basis that is exempt from prospectus and registration requirements under such laws.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

        Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the New Notes issued in the exchange offer.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your outstanding Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of New Notes acquired in the exchange offer, you or that person:

          (1)   may not rely on the applicable interpretations of the staff of the Commission and therefore may not participate in the exchange offer; and

          (2)   must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

Procedures For Brokers And Custodian Banks; DTC Account

        In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent's Message as described below.

        The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program ("ATOP") account with respect to the outstanding notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such notes into our ATOP account in accordance with DTC's procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent's Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 p.m., New York City Time on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

        Each Agent's Message must include the following information:

          (1)   Participant number, VOI number, and broker number;

          (2)   Principal amount of notes tendered; and

          (3)   To the extent the beneficial holder is a resident of Canada, the province of residence of such holder.

        BY SENDING AN AGENT'S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

        The delivery of notes through DTC, and any transmission of an Agent's Message through ATOP, is at the election and risk of the person tendering notes. We will ask the exchange agent to instruct DTC to return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such notes on behalf of holders of the notes. Neither we nor the exchange agent is responsible or liable for the return of such notes to the tendering DTC participants or to their owners, nor as to the time by which such return is completed.

Acceptance Of Outstanding Old Notes For Exchange; Delivery Of New Notes Issued In The Exchange Offer

        We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered Old Notes by book-entry transfer, we will credit the notes to an account maintained with The Depository Trust Company. We will credit the account at The Depository Trust Company promptly after the exchange offer terminates or expires.

        THE AGENT'S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE

Withdrawal Rights

        You may withdraw your tender of outstanding Old Notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send and ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

          (1)   specify the name of the person that tendered the Old Notes to be withdrawn;

          (2)   identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes;

          (3)   specify the name and number of an account at The Depository Trust Company to which your withdrawn Old Notes can be credited.

        We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will return any outstanding Old Notes that have been tendered but not exchanged, or credit them to The Depository Trust Company account, promptly after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions To The Exchange Offer

        Notwithstanding any other provision herein, we are not required to accept for exchange, or to issue New Notes in exchange for, any outstanding Old Notes. We may terminate or amend the exchange offer, before the expiration of the exchange offer if the exchange offer shall violate any applicable U.S. securities laws.

        These conditions are for our sole benefit and we may assert them at any time before the expiration of the exchange offer. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

        You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the BLUE-colored "Letter of Transmittal" to the exchange agent at TD Banknorth, 2300 St. George Road—P.O. Box 1350, Williston, Vermont 05495, attention: Corporate Trust Department (Telephone) (802) 872-2057 and (Facsimile) (802) 879-2216.

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees And Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

        We will pay the estimated cash expenses connected with the exchange offer.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the New Notes.

Transfer Taxes

        If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES

        If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the registration rights agreement and described above, and your Old Notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

        Holders of the New Notes issued in the exchange offer and Old Notes that are not tendered in the exchange offer will vote together as a single series under the indenture governing the New Notes.

Consequences Of Exchanging Outstanding Old Notes

        If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the New Notes to another party without registration of your notes or delivery of a prospectus.

        We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the Commission's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Old Notes. A broker-dealer that receives New Notes for its own account in exchange for its outstanding Old Notes that it acquired as a result of market making activities or other trading activities may be a statutory underwriter and by tendering such Old Notes acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of New Notes issued in the exchange offer.

        However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

        The registration rights agreement also requires that we file a shelf registration statement if:

          (1)   we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law;

          (2)   a law or Commission policy prohibits a holder from participating in the exchange offer;

          (3)   a holder cannot resell the New Notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

          (4)   a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

        We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

        Old Notes may be subject to restrictions on transfer until:

          (1)   a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

          (2)   a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

          (3)   the Old Notes are sold under an effective shelf registration statement that we have filed; or

          (4)   the Old Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF THE NEW NOTES

        This section describes the specific financial and legal terms of the New Notes. References to "we," "us," or the "issuer" in this Description of the Notes are references to Molson Coors Capital Finance. The following is a summary of the material terms of the notes offered hereby, and does not purport to be complete. Reference is made to the indenture for the full text of the terms of the notes, a copy of which is available from us upon request as described under the caption "Incorporation by Reference." All references to "Notes" are to the New Notes.

General

        The notes will be issued under the indenture in an aggregate principal amount of $300,000,000 and will mature on September 22, 2010. The notes will be issued in minimum denominations of $1,000 and in integral multiples of $1,000. The notes will bear interest at 4.85% per annum, payable semi-annually in arrears in equal installments on March 22 and September 22 of each year, commencing March 22, 2006. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Pursuant to the terms of the indenture, the New Notes will evidence the same indebtedness as, and will replace, the Old Notes tendered in exchange therefor and will be issued pursuant to, and entitled to the benefits of, the indenture (as defined below).

        The notes will be unsecured obligations of Molson Coors Capital Finance and will rank pari passu with its other unsecured debt.

        We are initially offering the notes in the aggregate principal amount of $300,000,000. The Cdn.$900,000,000 in aggregate principal amount of our 5.00% Senior Notes due 2015 (including notes issued in exchange therefor), together with any outstanding Old Notes, will be treated as the same series of notes as the notes offered hereby. In addition, we may, without the consent of the holders of the notes, issue additional notes having the same terms and conditions in all respects as the notes being offered hereby, and as otherwise provided for under the indenture relating to the notes. Any such additional notes, together with the Cdn.$900 million in aggregate principal amount of 5.00% Senior Notes due 2015 offered simultaneously with the Old Notes (including notes issued in exchange therefor), together with any outstanding Old Notes, will be treated as a single series of securities under the indenture relating to the notes, dated as of September 22, 2005, among Molson Coors Capital Finance, as issuer, Molson Coors Brewing Company, as parent guarantor, Coors Brewing Company, Coors Distributing Company, Coors International Market Development, L.L.L.P., Coors Global Properties, Inc., Coors Worldwide, Inc., Coors Intercontinental, Inc. and Coors Brewing Company International, Inc., as subsidiary guarantors, and The Canada Trust Company and TD Banknorth, National Association as co-trustees (collectively, the "trustee"), each of which is an affiliate of TD Securities (USA) LLC which, among other things, was an initial purchaser of the Old Notes. TD Banknorth, National Association will act as paying agent with respect to the notes offered hereby.

Guarantees

        The notes will be jointly and severally guaranteed on a full and unconditional senior unsecured basis by the parent and each of the subsidiary guarantors (all of which are wholly owned directly or indirectly by the parent). The parent and such subsidiary guarantors will fully and unconditionally guarantee the payment of all of the principal of, and any premium and interest on, the notes when due, whether at maturity or otherwise. Under the terms of the full and unconditional guarantee, holders of the notes will not be required to exercise their remedies against Molson Coors Capital Finance before they proceed directly against Molson Coors. However, each subsidiary guaranty will be limited as necessary to prevent such subsidiary guaranty from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each subsidiary guarantor that makes a payment under its subsidiary guaranty will be entitled to a contribution from each other subsidiary guarantor in an amount equal to such other subsidiary guarantor's pro rata portion of such payment based on the respective net assets of all the subsidiary guarantors at the time of such payment determined in accordance with U.S. generally accepted accounting principles. If a subsidiary guaranty were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable subsidiary guarantor and, depending on the amount of such indebtedness, a subsidiary guarantor's liability on its subsidiary guaranty could be reduced to zero.

        In addition, the parent will cause each of its subsidiaries that guarantees certain senior debt of the parent or the issuer after the first original issue date of the notes to execute and deliver to the trustee a guaranty pursuant to which such subsidiary will guarantee payment of the notes on the same terms and conditions as the original guarantees from the initial subsidiary guarantors.

        A subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guaranty in the following circumstances, each of which is permitted by the indenture:

        (1)   upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to the parent, the issuer or any of their respective affiliates);

        (2)   upon the sale or disposition of all or substantially all the assets of such subsidiary guarantor (other than to the parent, the issuer or any of their respective affiliates); or

        (3)   if at any time when no default has occurred and is continuing with respect to the notes, such subsidiary guarantor no longer guarantees any other debt of the parent, the issuer or any other subsidiary guarantor.

Optional Redemption

        As explained below, we may redeem the notes before they mature. This means that we may repay them early. You have no right to require us to redeem the notes. Unless we default in the payment of the redemption price and accrued and unpaid interest, the notes will cease to bear interest on the redemption date. We will give notice of any redemption we propose to make to holders of the notes at least 30 days, but no more than 60 days, before the redemption date. If we choose to redeem the notes, we are not required to redeem the notes issued under the Concurrent Offering (or the notes issued in exchange therefor). Similarly, if we choose to redeem the notes issued under the Concurrent Offering (or the notes issued in exchange therefor), we are not required to redeem the notes.

        We may redeem the notes, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes then outstanding to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 15 basis points.

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

        "Treasury rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

        "Comparable treasury issue" means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term ("remaining life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable treasury price" means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

        "Independent investment banker" means either J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their respective successors as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

        "Reference treasury dealer" means (1) J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "primary treasury dealer"), we will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by us after consultation with the independent investment banker.

        "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price and accrued and unpaid interest, on the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Certain Restrictions

        The following restrictions will apply to the notes:

Restrictions on Secured Debt

        If the parent, the issuer or any Restricted Subsidiary shall incur or guarantee any Debt secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the parent, the issuer or any Subsidiary of the parent, or on any Capital Stock of any Restricted Subsidiary that owns, directly or indirectly, a Principal Property, the parent or the issuer will, or will cause such Restricted Subsidiary to, secure the notes equally and ratably with (or prior to) such secured Debt, unless the aggregate amount of all such secured Debt, when taken together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties of the parent, the issuer or any Restricted Subsidiary (with the exception of such transactions which are excluded as described in the next paragraph and in the second paragraph in "Restrictions on Sales and Leasebacks" below) would not exceed 15% of Consolidated Net Tangible Assets.

        The above restriction will not apply to Debt secured by:

        (1)   purchase money Mortgages;

        (2)   Mortgages existing on any property prior to the acquisition thereof by the parent, the issuer or a Restricted Subsidiary or existing on any property of any corporation that becomes a Subsidiary after the date of the indenture prior to the time such corporation becomes a Subsidiary or securing indebtedness that is used to pay the cost of acquisition of such property or to reimburse the parent, the issuer or a Restricted Subsidiary for that cost; provided, however, that such Mortgage shall not apply to any other property of the parent, the issuer or a Restricted Subsidiary other than improvements and accessions to the property to which it originally applies;

        (3)   Mortgages to secure the cost of development or construction of such property, or improvements of such property; provided, however, that (i) such Mortgages are released or satisfied in due course within a reasonable period after the completion of such development, construction or improvement and (ii) such Mortgages shall not apply to any other property of the parent, the issuer or any Restricted Subsidiary;

        (4)   Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

        (5)   Mortgages securing indebtedness owing to the parent, the issuer or a subsidiary guarantor;

        (6)   Mortgages existing on the first date the notes are originally issued;

        (7)   Mortgages required in connection with governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the indenture;

        (8)   extensions, renewals or replacements of the Mortgages referred to in this paragraph (other than Mortgages described in clauses (3) and (5) above) so long as the principal amount of the secured Debt is not increased and the extension, renewal or replacement is limited to all or part of the same property secured by the Mortgage so extended, renewed or replaced; or

        (9)   Mortgages in connection with sale and leaseback transactions described in the second paragraph in "Restrictions on Sales and Leasebacks" below.

Restrictions on Sales and Leasebacks

        None of the parent, the issuer and any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions, when taken together with all secured Debt permitted under the first paragraph in "Restrictions on Secured Debt" above (and not excluded in the second paragraph), would not exceed 15% of Consolidated Net Tangible Assets.

        The above restriction will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction, any sale and leaseback transaction if:

        (1)   the transaction is between or among two or more of the parent, the issuer and the Subsidiary Guarantors;

        (2)   the lease is for a period, including renewal rights, of not in excess of three years;

        (3)   the transaction is with a governmental authority that provides financial or tax benefits;

        (4)   the net proceeds of the sale are at least equal to the fair market value of the property and, within 180 days of the transfer, the parent, the issuer or the Subsidiary Guarantors repay Funded Debt owed by them or make expenditures for the expansion, construction or acquisition of a Principal Property at least equal to the net proceeds of the sale; or

        (5)   such sale and leaseback transaction is entered into within 180 days after the acquisition or construction, in whole but not in part, of such Principal Property.

Certain Definitions

        "Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the parent. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

        "Consolidated Net Tangible Assets" means the consolidated total assets of the parent, including its consolidated subsidiaries, after deducting current liabilities (except for those which are Funded Debt or the current maturities of Funded Debt) and goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles. Deferred income taxes, deferred investment tax credits or other similar items will not be considered as a liability or as a deduction from or adjustment to total assets.

        "Debt" means with respect to any Person:

        (1)   indebtedness for money borrowed of such Person, whether outstanding on the date of the indenture or thereafter incurred; and

        (2)   indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable.

        "Funded Debt" of any Person means (a) all Debt of such Person having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, and (b) rental obligations of such Person payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

        "Principal Property" means any brewery, manufacturing, processing or packaging plant or warehouse owned at the date of the indenture or thereafter acquired by the parent, the issuer or any Restricted Subsidiary which is located within the United States of America or Canada, other than any property which in the opinion of the Board of Directors of Molson Coors Brewing Company is not of material importance to the total business conducted by the parent, the issuer and the Restricted Subsidiaries as an entirety.

        "Restricted Subsidiary" means a Subsidiary of the parent or the issuer (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America or Canada, and (b) which owns a Principal Property.

        "Significant Subsidiary" means any Subsidiary of the Parent that would be a "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Subsidiary" means, with respect to any Person, any corporation more than 50% of the outstanding Voting Stock of which at the time of determination is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person.

        "Subsidiary Guarantors" means (a) Coors Brewing Company, Coors Distributing Company, Coors International Market Development, L.L.L.P., Coors Global Properties, Inc., Coors Worldwide, Inc., Coors Intercontinental, Inc., and Coors Brewing Company International, Inc., and (b) each of the parent's future Subsidiaries that guarantee the notes as required by the provisions described under "Guarantees" above.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Merger, Consolidation or Sale of Assets

        Unless otherwise permitted pursuant to the last paragraph under the caption "Guarantees" above, the indenture provides that none of the parent, the issuer or any subsidiary guarantor will merge or sell, convey, transfer or lease all or substantially all of its assets unless (i)(a) the successor is organized under the laws of the United States of America or Canada or any state, province or division thereof and assumes the obligations of the parent, the issuer or such subsidiary guarantor as the case may be, with respect to the notes or the related guaranty, as applicable, and under the indenture and, after giving effect to such transaction, no default under the indenture will have occurred and be continuing, or (b) with respect to the issuer, the issuer merges, sells, conveys, transfers or leases substantially all of its assets to another subsidiary of Molson Coors Brewing Company and receives fair market value for such assets and (ii) the issuer or the successor delivers to the trustee an opinion of counsel (who may be counsel to the issuer) that such transaction will not result in, or be deemed to result in, a taxable event or any withholding tax with respect to holders of the notes.

Defeasance and Discharge

        The indenture provides that the parent, the issuer, and the subsidiary guarantors will be discharged from any and all obligations in respect of the notes and the related guaranty (except for certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and hold monies for payment in trust and to pay the principal of (and premium, if any) and interest, if any, on the notes) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations, or in the event of debt securities denominated in Canadian dollars, Canadian government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of the notes on the maturity, or redemption date, or due dates of such payments in accordance with the terms of the indenture and the notes. The establishment of such a trust will be conditioned on the delivery by the parent, the issuer or a subsidiary guarantor to the trustee of an opinion of counsel (who may be counsel to the issuer) to the effect that, (i) based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not result in, or be deemed to result in, a taxable event with respect to holders of the notes, and (ii) based on applicable Canadian federal income tax law or a ruling granted by the Canada Revenue Agency, such defeasance and discharge will not result in, or be deemed to result in, a taxable event or any withholding tax with respect to holders of the notes.

Payment of Additional Amounts

        All payments made by or on behalf of Molson Coors Capital Finance, Molson Coors Brewing Company or any of the subsidiary guarantors under or with respect to the notes or the guarantees will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory of Canada or by any authority or agency therein or thereof having power to tax (hereafter "Indemnified Taxes"), unless Molson Coors Capital Finance, Molson Coors Brewing Company or such subsidiary guarantor, as the case may be, is required to withhold or deduct Indemnified Taxes by law or by the interpretation or administration thereof. If Molson Coors Capital Finance, Molson Coors Brewing Company or such subsidiary guarantor is so required to withhold or deduct any amount for or on account of Indemnified Taxes from any payment made under or with respect to the notes or the guarantees, Molson Coors Capital Finance, Molson Coors Brewing Company or such subsidiary guarantor, as the case may be, will pay to each holder of such notes, as additional interest, such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Indemnified Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Indemnified Taxes had not been withheld or deducted, except as described below. However, no Additional Amounts will be payable with respect to a payment made to a note holder (such holder, an "Excluded Holder") in respect of the beneficial owner thereof:

  •
  with which Molson Coors Capital Finance, Molson Coors Brewing Company or a subsidiary guarantor, as the case may be, does not deal at arm's length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

  •
  that is subject to such Indemnified Taxes by reason of being a resident, domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada otherwise than by the mere holding of the notes or the receipt of payments or exercise of any enforcement rights thereunder; or

  •
  to the extent that such beneficial owner is subject to such Indemnified Taxes by reason of the note holder's failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Indemnified Taxes (provided that Molson Coors Capital Finance or Molson Coors Brewing Company or the subsidiary guarantor, as the case may be, notifies the trustee and the holders of the notes of any such requirements); and

no Additional Amounts will be payable with respect to any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or governmental charge (the "Excluded Taxes").

        Molson Coors Capital Finance, Molson Coors Brewing Company and the subsidiary guarantor will also:

  •
  make such withholding or deduction; and

  •
  remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

        Molson Coors Capital Finance, Molson Coors Brewing Company or the subsidiary guarantors, as the case may be, will furnish to the holders of the notes, within 60 days after the date the payment of any Indemnified Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by such person.

        Molson Coors Capital Finance, Molson Coors Brewing Company and the subsidiary guarantors will indemnify and hold harmless each holder of notes (other than an Excluded Holder) from and against, and upon written request reimburse each such holder for the amount (excluding any Excluded Taxes or amounts with respect to which Additional Amounts have previously been paid by Molson Coors Capital Finance or Molson Coors Brewing Company or any subsidiary guarantor) of:

  •
  any Indemnified Taxes levied or imposed and paid by such holder as a result of payments made under or with respect to the notes or the guarantees;

  •
  any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

  •
  any Indemnified Taxes imposed and paid by such holder with respect to any reimbursement under the preceding two bullet points.

        Whenever in this prospectus there is mentioned, in any context, the payment of principal, premium, if any, interest, or any other amount payable under or with respect to a note or a guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        The issuer will pay any present or future stamp, court, documentary or other similar taxes, charges or levies that arise from the execution, delivery or registration of, or enforcement of rights under, the indenture or any related document.

Redemption for Tax Reasons

        Molson Coors Capital Finance may redeem the notes at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued but unpaid interest to but excluding the date fixed for redemption, upon the giving of a notice as described below if as a result of any change (including an announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or any political subdivision or taxing authority thereof or therein or any change (including an announced prospective change) in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date hereof, and which, in the written opinion of legal counsel of recognized standing to Molson Coors Capital Finance, has resulted or will result (assuming, in the case of any announced prospective change, that such change will become effective as of the date specified in such announcement and in the form announced) in Molson Coors Capital Finance or, in respect of the guarantee, any guarantor of the notes becoming obligated to pay, on the next succeeding date on which principal, premium, if any or interest is due, Additional Amounts with respect to any note as described under "—Payment of Additional Amounts"; provided, Molson Coors Capital Finance or, in the case of the guarantee, such guarantor of the notes (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

        In the event that Molson Coors Capital Finance elects to redeem the notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustee a certificate, signed by an authorized officer, stating that it is entitled to redeem such notes pursuant to their terms.

        Notice of intention to redeem such notes will be given at least 30 days, but not more than 60 days, prior to the date fixed for redemption and will specify the date fixed for redemption.

Events of Default

        Each of the following constitutes an event of default under the indenture with respect to debt securities of any series issued under the indenture, including the notes:

        (1)   default in the payment of any installment of interest on any debt securities issued under the indenture for 30 days after becoming due;

        (2)   default in the payment of principal (or premium, if any) on any debt securities issued under the indenture when due;

        (3)   default in the performance of any other covenant with respect to such series of debt securities issued under the indenture or in the indenture (other than a covenant included in the indenture solely for the benefit of any other series of debt securities) continuing for 90 days after notice as provided below;

        (4)   if payment of any Debt of the parent, the issuer, the subsidiary guarantors or any of the parent's Significant Subsidiaries in a principal amount exceeding $50,000,000 is accelerated as a result of the failure of the parent, the issuer, any subsidiary guarantor, or any of the parent's Significant Subsidiaries to perform any covenant or agreement applicable to such Debt which acceleration is not rescinded or annulled within 60 days after written notice thereof; and

        (5)   certain events of bankruptcy, insolvency or reorganization with respect to the parent or the issuer.

        If an event of default described in clause (1) or (2) above shall occur and be continuing with respect to the outstanding debt securities of any series, then either the trustee or the holders of at least 25% in principal amount of the debt securities of such series may declare the principal of the debt securities of such series and the accrued interest thereon, if any, to be due and payable. If an event of default described in clause (3) or (4) above shall occur and be continuing with respect to the outstanding debt securities of any series, then either the trustee or the holders of at least 25% in principal amount of the debt securities of all such affected series, all such affected series voting together as a single class, may declare the principal of the debt securities of such series and the accrued interest thereon, if any, to be due and payable. If an event of default described in clause (5) above shall occur and be continuing, then the principal of all of the debt securities and the accrued interest thereon, if any, shall be due and payable. The indenture provides that the trustee shall, within 90 days after the occurrence of a default known to a responsible officer of the trustee, give the holders of the affected series of debt securities notice of all uncured defaults known to it (the term "default" to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any series of debt securities, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the affected series of debt securities. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of any series of debt securities, by written notice to the issuer and the trustee, may, in certain circumstances, rescind and annul such declaration with respect to such series of debt securities.

        We will furnish to the trustee annually a statement by certain officers to the effect that to the best of their knowledge, no default has occurred under the indenture or, if there has been a default, specifying each such default. The holders of a majority of the outstanding principal amount of all affected series of debt securities (all such affected series voting together as a single class) will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such affected series of debt securities, and to waive certain defaults with respect thereto. The indenture provides that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of any series of debt securities unless they first shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture and Waiver

        The indenture provides that the parent, the issuer, and the subsidiary guarantors and the trustee may enter into supplemental indentures without the consent of the holders of any series of debt securities to:

        (1)   add guarantees, including to evidence the assumption by a successor corporation of the obligations of the parent, the issuer or a subsidiary guarantor;

        (2)   add covenants for the protection of the holders of any series of debt securities;

        (3)   add any additional events of default;

        (4)   cure any ambiguity, omission, defect or inconsistency in the indenture;

        (5)   establish the form or terms of any series of debt securities;

        (6)   make any change to the indenture that does not adversely affect the rights of any holder of any series of debt securities;

        (7)   secure any series of debt securities; and

        (8)   evidence the acceptance of appointment by a successor trustee.

        The indenture also contains provisions permitting the parent, the issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected, all such affected series voting together as a single class, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities of each series so affected.

        However, the parent and the issuer may not, without the consent of the holder of each outstanding debt security so affected:

        (1)   extend the final maturity of any debt security;

        (2)   reduce the principal amount (or premium, if any) of any debt security;

        (3)   reduce the rate or extend the time of payment of interest on any debt security;

        (4)   reduce any amount payable on redemption of any debt security;

        (5)   impair the right of any holder of debt securities to institute suit for the payment of any debt security; or

        (6)   reduce the percentage in principal amount of any series of debt securities the consent of the holders of which is required for any such modification.

        The holders of at least a majority in principal amount of debt securities of all series affected thereby then outstanding (all such affected series voting together as a single class) may waive compliance by the parent, the issuer and the subsidiary guarantors with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the debt securities of all series affected thereby then outstanding (all such affected series voting together as a single class) may waive any past default under the indenture applicable to them, except a default (a) in the payment of principal of (and premium, if any) or any interest on any debt securities, (b) in respect of a covenant, or provision of the indenture which cannot be modified or amended without the consent of the holder of each debt security of a particular series outstanding affected, or (c) arising from the failure to redeem or purchase debt securities of that series when required pursuant to the terms of the indenture.

Sinking Fund

        There will not be a sinking fund for the notes.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part thereof and shall, to the extent applicable, be governed by such provisions.

Enforceability of Judgments

        Since a substantial portion of Molson Coors Capital Finance's assets are located outside the United States, any judgment obtained in the United States against us, including judgments with respect to the payment of principal, premium, interest, additional interest, Additional Amounts or other amounts payable under the notes, may not be collectible within United States.

        We have been informed by our counsel in Nova Scotia that the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of Nova Scotia (a "Nova Scotia Court") on any final, conclusive and enforceable judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York ("New York Court") that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain in respect of the enforcement of the indenture or the notes if: (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Nova Scotia Court (and submission by us in the indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for such purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice or in contravention of the fundamental principles of procedure and the decision and the enforcement thereof would not be inconsistent with public policy as such term is understood under the laws of the Province of Nova Scotia; (iii) such judgment is not contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the competition tribunal under the Competition Act (Canada); (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue laws (including taxation laws), expropriatory or penal laws; (v) the action to enforce such judgment is commenced within the applicable limitation period; and (vi) a dispute between the same parties based on the same subject matter has not given rise to a decision rendered by the Nova Scotia Court or been decided by a foreign authority and the decision meets the necessary conditions for recognition under the laws of the Province of Nova Scotia.

        In addition, under the Currency Act (Canada), a Nova Scotia Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Nova Scotia Court will render its decisions in the Canadian currency equivalent of such foreign currency.

Book-Entry, Clearance and Settlement

        We will issue the notes in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. The depositary for the notes will be DTC. DTC has informed us that its nominee will be Cede & Co., who will be the initial registered holder of the notes. We will not issue certificates to individual holders of the notes, except as set forth below. DTC and its participating organizations will only show beneficial interests in book-entry securities on and transfers of book-entry securities through the records that it and its participating organizations maintain. In addition, if holders of notes issued in book-entry form want to take any action, they must instruct the participating organization through which they hold the notes. The participating organization then must instruct DTC or Cede & Co., as the registered holder of the notes, to take action.

        We will pay interest on and the redemption price and principal of, the notes to Cede & Co., as the registered owner of the notes, by wire transfer of immediately available funds on each interest payment date or the redemption date or the maturity date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable for amounts due on the notes to owners of beneficial interests in the notes.

        It is DTC's current practice, upon receipt of any payment of principal or interest or the redemption price, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interest in the notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the notes, and voting by participants will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

        All payments of principal, interest, and the redemption price will be made in immediately available funds, except as otherwise indicated in this section.

        DTC has provided us with the following information. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participating organizations, or direct participants, deposit with it. DTC also facilitates the clearance and settlement of securities transactions among direct participants through electronic book-entries. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations, including banks, brokers, dealers and trust companies that work with a direct participant, also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

        If anyone wishes to purchase, sell or otherwise transfer notes issued in book-entry form, they must do it through a direct or indirect participant in DTC. Holders will not be recognized as registered holders of the notes and, thus, will be permitted to exercise their rights only indirectly through and subject to the procedures of participants and, if applicable, indirect participants.

        The absence of physical certificates may limit the ability of a holder to pledge notes issued in book-entry form to persons or entities that do not participate in DTC system, or to otherwise act with respect to the notes.

        DTC has advised us that it will only take an action that the indenture permits a registered holder of any debt securities to take if a participant directs it to do so.

        Notes represented by a book-entry security will be exchangeable for notes in definitive form with the same terms only if:

  •
  DTC notifies the applicable issuer that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under applicable law and the applicable issuer does not appoint a new depositary within 90 days;

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  the issuer determines that the book-entry security is now exchangeable for debt securities in definitive form; or

  •
  an event of default has occurred and is continuing with respect to the debt securities.

        If any of these events occur, DTC will generally notify all direct participants of the availability of definitive notes.

        Except as we describe in this section, a book-entry security may not be transferred except as a whole by DTC to its nominee or by its nominee to DTC or another of its nominees or to a successor depositary appointed by us.

CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

        This summary deals only with beneficial owners of notes that purchased the notes in the original offering at their original issuance at their issue price (the first price at which a substantial amount of the notes is sold for money to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers) and that will hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities for United States federal income tax purposes, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States subject to section 877 of the Code and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the "functional currency" of a United States Holder (as defined below) is not the United States dollar. Moreover, the effect of any applicable estate or gift, state, local or non-United States tax laws is not discussed.

        The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

United States Holders

        The term "United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

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  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

        In the case of a beneficial owner of notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, then you should consult your own tax advisor.

        The following discussion assumes that the notes purchased and held by each United States Holder will be denominated only in United States dollars and therefore does not address any of the tax consequences that may occur if a United States Holder purchases or holds notes denominated in a currency other than the United States dollar.

  Exchange Not Taxable

        The exchange of the Old Notes for New Notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the exchange offer.

  Payment of Interest

        Interest paid on a note will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with such holder's method of accounting for United States federal income tax purposes.

  Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) that holder's adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note (less any amount allocable to accrued but unpaid interest, which will be treated as ordinary interest income). A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder, reduced by any principal payments on the note received by such holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at reduced rates. The deductibility of capital losses is subject to limitations. United States Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

  Information Reporting and Backup Withholding Tax

        In general, we will report certain information to the IRS with respect to payments of principal, premium, if any, and interest on a note and payments of the proceeds of the sale or other disposition of a note, to certain non-corporate United States Holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently, at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or to establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Any amounts of backup withholding imposed on payment to a United States Holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

  Source of Income and Foreign Tax Credits

        If withholding or other taxes are imposed by Canada with respect to the notes, such Canadian taxes may be creditable or deductible, subject to applicable limitations, for United States foreign tax credit purposes. United States Holders are urged to consult their own tax advisors regarding the application of the foreign tax credit rules to their particular circumstances.

Non-United States Holders

        The term "non-United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

  •
  a nonresident alien individual;

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  a foreign corporation; or

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  a foreign estate or trust.

        The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of the notes at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

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  certain former citizens or residents of the United States;

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  controlled foreign corporations;

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  passive foreign investment companies;

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  corporations that accumulate earnings to avoid United States federal income tax; and

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  investors in pass-through entities that are subject to special treatment under the Code.

  Payment of Interest

        Subject to the discussion of backup withholding tax below, interest paid on a note, including any Additional Amount, to a non-United States Holder will be exempt from United States withholding tax under the "portfolio interest exemption," provided that (i) the non-United States Holder does not actually or constructively own 10% or more of the combined voting power of all classes of Molson Coors stock entitled to vote, (ii) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership, (iii) the non-United States Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (iv) either (a) the non-United States Holder provides to us or our paying agent an applicable IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the notes on behalf of the non-United States Holder and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable IRS Form W-8BEN (or a suitable substitute form) has been received by it from the non-United States Holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a debt security held in an offshore account or through certain foreign intermediaries.

        If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest with respect to the notes made to such holder generally will be subject to United States withholding tax at the rate of 30% unless the holder provides us or our agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty.

  Sale, Exchange, Redemption, Retirement or other Disposition of Notes

        Subject to the discussion of backup withholding tax below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other disposition of a note (other than any amount representing accrued but unpaid interest, which is subject to the rules discussed above under "—Non-United States Holders—Payment of Interest") unless the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

  Information Reporting and Backup Withholding Tax

        The amount of interest paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally will be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a non-United States Holder is resident.

        Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, a non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from disposition of, a note, unless we or our paying agent know or have reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

  •
  If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding tax and information reporting unless the non-United States holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

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  If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a "United States Related Person"), a non-United States Holder will not be subject to backup withholding tax or information reporting.

  •
  If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

        Any amounts of backup withholding imposed on a payment to a non-United States Holder will be allowed as a refund or a credit against the non-United States Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

CERTAIN MATERIAL CANADIAN FEDERAL TAX CONSIDERATIONS

        The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of Old Notes who exchanges Old Notes for New Notes pursuant to the exchange offer and who, at all relevant times, for purposes of the Income Tax Act (Canada) (the "Tax Act"), and any applicable income tax treaty or convention, is not, and is not deemed to be, resident in Canada, deals with Molson Coors Capital Finance and Molson Coors at arm's length, and does not use or hold, and is not deemed to use or hold the notes, in a business carried on in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer that carries on an insurance business in Canada and elsewhere.

        This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the "Regulations"), and the current administrative practices and policies of the Canada Revenue Agency. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted as proposed. While no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all, if they are not enacted there will be no effect on this summary. This summary is not exhaustive of all Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in law or administrative practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder of Old Notes. Accordingly, holders should consult their own tax advisors with respect to their own circumstances.

        The exchange of Old Notes for New Notes by a Non-Resident Holder under the exchange offer will not be a taxable event for purposes of the Tax Act.

        No Canadian withholding tax will apply to any amounts paid or credited by the issuer in respect of the New Notes to a Non-Resident Holder or to the proceeds received by a Non-Resident Holder on the disposition of a New Note including a redemption or payment at maturity. No other taxes on income or gains will be payable by a Non-Resident Holder on interest, principal or any premium or on the proceeds received by a Non-Resident Holder on the disposition of a New Note including on a redemption or payment at maturity.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes.

        This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

        We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In addition, until January 25, 2006, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions;

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the New Notes or a combination of such methods of resale;

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such New Notes. An "underwriter" within the meaning of the Securities Act of 1933 includes:

          (1)   any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer; or

          (2)   any broker or dealer that participates in a distribution of such New Notes.

        Any profit on any resale of New Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

        Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives New Notes will be allowed to resell the New Notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act of 1933) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the New Notes.

        However, if any holder acquires New Notes in the exchange offer for the purpose of distributing or participating in a distribution of the New Notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

        Further, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any New Notes. We have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

        For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Old Notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Old Notes against liabilities under the Securities Act of 1933, including any broker-dealers.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plans, accounts and other arrangements subject to Section 4975 of the Code, including individual retirement arrangements and "Keogh plans," (c) entities whose underlying assets are considered to include plan assets of such plans, accounts and arrangements (each of (a), (b) and (c) an "ERISA Plan") and (d) persons who have certain specified relationships to an ERISA Plan ("parties in interest" under ERISA and "disqualified persons" under the Code, hereinafter collectively a "Party in Interest").

        Certain employee benefit plans, such as plans maintained by a non-U.S. corporation, a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) (if no election has been made under Code Section 410(b) by the church plan), while not subject to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code, may be subject to federal, state, local, non-U.S. or other laws or regulations that contain provisions that are similar to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code ("Similar Laws"). Fiduciaries of any such non-U.S., governmental or church plan should consult with their counsel before purchasing the notes. In considering an investment in the notes of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. Furthermore, prior to investing in the notes, each fiduciary of an ERISA Plan or other employee benefit plan subject to Similar Laws should take into account, among other considerations, whether the fiduciary has the authority to make the investment; the composition of the plan's portfolio with respect to diversification by type of asset; the plan's funding objectives; the tax effects of the investment; and whether under ERISA's general fiduciary standards of investment prudence and diversification or applicable standards under Similar Laws, an investment in the notes is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

Plan Asset Issues

        ERISA and Section 4975 of the Code prohibit certain transactions between an ERISA Plan and Parties in Interest with respect to such ERISA Plan, unless an exemption is available. A violation of these "prohibited transaction" rules may result in an excise tax or other penalties and liabilities under ERISA and/or the Code for such Parties in Interest or the fiduciaries of the ERISA Plan. Certain transactions involving the issuer and certain other persons might be deemed to constitute a non-exempt prohibited transaction under ERISA and/or the Code with respect to an ERISA Plan that purchased the notes if the assets of the issuer were deemed to be assets of such ERISA Plan.

        Under a United States Department of Labor (the "DOL") regulation codified at 29 C.F.R. Section 2510.3-101 (the "Plan Assets Regulation"), if an ERISA Plan invests in an equity interest of an entity that is neither a "publicly-offered security" nor a security issued by an investment company under the Investment Company Act of 1940, the ERISA Plan's assets are deemed to include both the equity interest and an undivided interest in each of the entity's underlying assets unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the Plan Assets Regulation. It is not anticipated that (i) the notes will constitute "publicly-offered securities" for purposes of the Plan Assets Regulation, (ii) the issuer will be an investment company registered under the Investment Company Act, or (iii) the issuer will qualify as an operating company within the meaning of the Plan Assets Regulation. Accordingly, if the notes are equity interests of the issuer, and equity participation in the issuer by benefit plan investors is significant, the issuer's assets would be deemed to be assets of each ERISA Plan investor that holds an equity interest in the issuer. In such case, (i) certain transactions involving the issuer might be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to such ERISA Plan investor, (ii) the trustee and other persons, in providing services with respect to the issuer's assets, may become fiduciaries or other Parties in Interest with respect to such an investing ERISA Plan, and (iii) the fiduciary making the investment in the notes on the ERISA Plan's behalf may be deemed to have improperly delegated its asset management responsibility to the persons having authority and control over the issuer's assets.

        The Plan Assets Regulation defines an equity interest as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although the Plan Assets Regulation is silent with respect to the question of which law constitutes applicable local law for this purpose, the DOL has stated that these determinations should be made under the state law governing interpretation of the instrument in question. In the preamble to the Plan Assets Regulation, the DOL declined to provide a precise definition of what features are equity features or the circumstances under which such features would be considered "substantial," noting that the question of whether an ERISA Plan's interest has substantial equity features is an inherently factual one, but that in making a determination it would be appropriate to take into account whether the equity features are such that an ERISA Plan's investment would be a practical vehicle for the indirect provision of investment management services. The issuer believes that, at the time of their issuance, the notes should be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation. However, there can be no assurance that the notes would be characterized by the DOL or others as indebtedness on the date of issuance or at any given time thereafter. In addition, the status of the notes as indebtedness could be affected, subsequent to their issuance, by certain changes in the structure or financial condition of the issuer.

Prohibited Transaction Issues

        Without regard to whether the notes are treated as equity interests of the issuer, the acquisition or holding of the notes by or on behalf of an ERISA Plan could be considered to give rise to a prohibited transaction if the issuer, an initial purchaser, the trustee, or any of their respective affiliates, is or becomes a Party in Interest with respect to such ERISA Plan. Certain exemptions from the prohibited transaction rules could, however, be applicable to the purchase and holding of the notes by an ERISA Plan depending on the type and circumstances of the ERISA Plan fiduciary making the decision to acquire such notes. Included among these exemptions, each of which contains several conditions which must be satisfied before the exemption applies, are: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by "qualified professional asset managers;" PTCE 95-60, regarding investments by insurance company general accounts; and PTCE 96-23, regarding transactions effected by certain "in-house asset managers." It should be noted, however, that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by such exemptions may not necessarily cover all acts relating to the acquisition and holding of the notes by an ERISA Plan that might be construed as prohibited transactions under ERISA or Section 4975 of the Code.

        Because of the foregoing, the notes, and any interest therein, may not be purchased or held by any ERISA Plan or any employee benefit plan subject to Similar Laws or any person investing assets of any ERISA Plan or such an employee benefit plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or a violation of any applicable Similar Law.

Representation

        Each purchaser or holder of the notes or any interest therein will be deemed to have represented and agreed by its purchase and holding thereof that (a) either (1) it is not, and is not acting on behalf of, an ERISA Plan or a governmental, church or non-U.S. plan which is subject to Similar Laws, and no part of the assets to be used by it to purchase or hold such notes or any interest therein constitutes the assets of any ERISA Plan or such a governmental, church or non-U.S. plan, or (2) its purchase, holding and disposition of such notes does not and will not constitute or otherwise result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church or non-U.S. plan, a violation of Similar Laws); and (b) it will not sell or otherwise transfer such notes or any interest therein otherwise than to a purchaser or transferee that is deemed to represent and agree with respect to its purchase and holding of such notes to the same effect as the purchaser's representation and agreement set forth in this sentence.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, prior to making an investment in the notes, prospective ERISA Plan and other employee benefit plan investors should consult with their legal advisors concerning the impact of ERISA, the Code and applicable Similar Laws and the potential consequences of such investment with respect to their specific circumstances, including whether any prohibited transactions under ERISA or the Code or a violation of any Similar Laws may result from such investment and whether any exemption would be applicable, and determine on their own whether all conditions of any prohibited transaction exemption or exemptions have been satisfied such that the acquisition and holding of the notes by such investor are entitled to full exemptive relief thereunder.

        Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to an ERISA Plan or other employee benefit plan is in no respect a representation by the issuer or any of its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular ERISA Plan or other employee benefit plan, or that such an investment is appropriate for such plans generally or any particular ERISA Plan or other employee benefit plan.

LEGAL MATTERS

        Certain matters relating to Colorado law will be passed upon by Douglas N. Beck, Vice President and Deputy General Counsel of Molson Coors Brewing Company. Certain matters relating to Delaware and New York law will be passed upon by Kirkland & Ellis LLP. Certain matters relating to Nova Scotia law will be passed upon for Molson Coors Capital Finance by Stewart McKelvey Stirling Scales.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at:

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  Room 1024, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549; and

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  Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-25211.

        You can also obtain copies of these materials from the public reference facilities of the SEC at the prescribed rates. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

        In reliance on Rule 12h-5 under the Exchange Act of 1934, as amended (the "Exchange Act"), none of the issuer nor the subsidiary guarantors intends to file annual reports, quarterly reports, current reports or transition reports with the SEC. For so long as the issuer and the subsidiary guarantors rely on Rule 12h-5, certain financial information pertaining to the issuer and the guarantors will be included in our financial statements filed with the SEC pursuant to the Exchange Act.

INCORPORATION BY REFERENCE

        We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete. The documents filed by us with the SEC (under SEC File No. 001-14829) which we incorporate by reference are:

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  Our Annual Report on Form 10-K for the year ended December 26, 2004, filed on March 11, 2005, as amended by Form 10-K/A filed on April 19, 2005 (the "Annual Report"). You should read our Current Report on Form 8-K dated September 9, 2005 in conjunction with the Annual Report.

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  Our Proxy Statement on Form 14A filed with the SEC on April 5, 2005.

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  Our Quarterly Report on Form 10-Q for the quarter ended March 27, 2005, filed on May 11, 2005, as amended by our Quarterly Report on Form 10-Q/A filed on November 3, 2005, October 28, 2005 and August 5, 2005.

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  Our Quarterly Report on Form 10-Q for the quarter ended June 26, 2005, filed on August 5, 2005, as amended by our Quarterly Report on Form 10-Q/A filed on November 3, 2005 and October 28, 2005 (the "Quarterly Report"). You should read our Current Report on Form 8-K dated September 9, 2005 in conjunction with the Quarterly Report.

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  Our Current Reports on Form 8-K filed on November 1, 2005, September 28, 2005, September 21, 2005, September 20, 2005, September 9, 2005, September 1, 2005, August 5, 2005, August 1, 2005, July 1, 2005, June 9, 2005, May 24, 2005, May 17, 2005, April 28, 2005, April 12, 2005, March 18, 2005, March 17, 2005, March 7, 2005, February 23, 2005, February 15, 2005, February 9, 2005, February 7, 2005, January 14, 2005 and January 7, 2005.

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  Our Current Report on Form 8-K/A filed on August 12, 2005.

        Information in Current Reports on Form 8-K furnished under Item 2.02 or 7.01 of Form 8-K is not incorporated herein by reference.

        Our Quarterly Report on Form 10-Q for the quarter ended March 27, 2005 (the "First Quarter 10-Q"), which we filed with the SEC on May 11, 2005, was not filed within the original 40 day time period prescribed by Form 10-Q. However, we timely filed a Notification of Late Filing on Form 12b-25 in which we stated that as a result of the closing of the merger with Molson Inc. on February 9, 2005, we were unable to file the First Quarter 10-Q within the prescribed time period despite considerable effort by us. In light of the significant complexities imposed by the merger, additional time was needed to conclude our analysis of required disclosures, including finalizing balance sheet classification, resolving the appropriate reporting of the results of our Brazilian business, and allowing a full and complete review of the First Quarter 10-Q by the external auditors. We subsequently filed the First Quarter 10-Q within time period prescribed by Rule 12b-25 of the Exchange Act.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: 1225 17th Street, Denver, Colorado 80202, (303) 279-6565, Attention: Corporate Secretary.

$300,000,000
Molson Coors Capital Finance ULC

4.85% Senior Notes due 2010

P R O S P E C T U S

November 3, 2005

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

        Until January 25, 2006, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.